Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS SECOND QUARTER 2018 RESULTS

Strong Demand and Lower Expenses Drive Increases to Same Store NOI and Core FFO Guidance, 5.5% Growth on New Leases;

$9.7 Million Share Repurchases YTD through June 30, 2018

Dallas, TX, July 31, 2018 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the second quarter ended June 30, 2018.

Highlights

•	NXRT reported Net Loss, FFO[1], Core FFO[1] and AFFO[1] of $(1.7)M, $9.3M, $8.7M and $10.2M, respectively, attributable to common stockholders for the quarter ended June 30, 2018.

•

For the three months ended June 30, 2018, Q2 Same Store properties[2] average effective rent, occupancy, total revenue and NOI[1] increased 3.6%, 1.6%, 4.7% and 11.0%, respectively, over the prior year period.

•	Q2 Same Store expenses decreased 2.2% in the second quarter due to implementation of the Freddie Mac Green-Up Program and lower property taxes through aggressive challenges of assessed values.

•	The weighted average effective monthly rent per unit across all 32 properties held as of June 30, 2018 (the “Portfolio”), consisting of 11,471 units, was $967, while physical occupancy was 94.2%.

•	NXRT paid a second quarter dividend of $0.25 per share of common stock on June 29, 2018.

•

During the second quarter, for the properties in our Portfolio, NXRT completed 379 full and partial upgrades and leased 215 upgraded units, achieving $94 average monthly rent premiums and a 24.6% ROI[3]. Since inception, for the properties in our Portfolio, we have completed 4,906 full and partial upgrades and achieved a $92 average monthly rental increase per unit, equating to a 21.4% ROI on all units leased as of June 30, 2018.

•

During the second quarter of 2018, NXRT repurchased 178,988 shares of its common stock at a total cost of approximately $4,615,000, or $25.78 per share. As of June 30, 2018, NXRT had repurchased a total of 737,458 shares of its common stock at a total cost of approximately $16,694,000, or $22.64 per share.

1.

FFO, Core FFO, AFFO and NOI are non-GAAP measures. For reconciliations of FFO, Core FFO, AFFO and NOI to net income (loss), and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.

2.

We define “Same Store” properties as properties that were in our portfolio for the entirety of the periods being compared. There are 30 properties encompassing 10,383 units of apartment space in our Same Store pool for the three months ended June 30, 2018 (our “Q2 Same Store” properties).

3.	We define Return on Investment (“ROI”) as the sum of the actual rent premium divided by the sum of the total cost.

“Fundamental strength and further execution of our business plans led to another strong quarter of results for NXRT. We are pleased with the results of our efforts to deliver value for our residents and our shareholders, and we believe the future outlook for quality Class B/workforce housing in our high-growth markets remains bright.”

– James D. Dondero, Chairman and President

Second Quarter 2018 Financial Results

•	Total revenues were $35.7 million for the second quarter of 2018, compared to $35.2 million for the second quarter of 2017.

•

Net loss for the second quarter of 2018 totaled $(1.7) million, or a loss of $(0.08) per diluted share, which included $11.0 million of depreciation and amortization expense. This compared to net income of $7.4 million, or $0.34 per diluted share, for the second quarter of 2017, which included $19.9 million of gain on sales of real estate and $12.2 million of depreciation and amortization expense.

•

The change in our net income (loss) between the periods primarily relates to a decrease in gain on sales of real estate, and was partially offset by decreases in property operating expenses, depreciation and amortization, and loss on extinguishment of debt and modification costs.

•	For the second quarter of 2018, NOI was $19.8 million on 32 properties, compared to $18.1 million for the second quarter of 2017 on 37 properties.

•	For the second quarter of 2018, Q2 Same Store NOI increased 11.0% to $17.5 million, compared to $15.7 million for the second quarter of 2017.

•	For the second quarter of 2018, FFO totaled $9.3 million, or $0.44 per diluted share, compared to $1.7 million, or $0.08 per diluted share, for the second quarter of 2017.

•	For the second quarter of 2018, Core FFO totaled $8.7 million, or $0.41 per diluted share, compared to $6.1 million, or $0.28 per diluted share, for the second quarter of 2017.

•	For the second quarter of 2018, AFFO totaled $10.2 million, or $0.48 per diluted share, compared to $7.4 million, or $0.35 per diluted share, for the second quarter of 2017.

Q2 Same Store Results of Operations for the Three Months Ended June 30, 2018 and 2017

As of June 30, 2018, our 30 properties encompassing 10,383 units of apartment space in our Q2 Same Store pool were approximately 94.2% leased with a weighted average monthly effective rent per occupied apartment unit of $944, a year over year increase of 160 bps and $32, respectively.

The following table reflects the revenues, property operating expenses and NOI for the three months ended June 30, 2018 and 2017 for our Q2 Same Store and Non-Same Store properties (dollars in thousands):

	For the Three Months Ended June 30,
	2018	2017	$ Change	% Change
Revenues
Same Store
Rental income	$27,485	$26,186	$1,299	5.0%
Other income	4,137	4,027	110	2.7%

Same Store revenues	31,622	30,213	1,409	4.7%
Non-Same Store
Rental income	3,584	4,322	(738)	-17.1%
Other income	449	699	(250)	-35.8%

Non-Same Store revenues	4,033	5,021	(988)	-19.7%

Total revenues	35,655	35,234	421	1.2%

Operating expenses
Same Store
Property operating expenses (1)	8,098	8,053	45	0.6%
Real estate taxes and insurance	3,995	4,421	(426)	-9.6%
Property management fees (2)	952	906	46	5.1%
Property general and administrative expenses (3)	1,127	1,115	12	1.1%

Same Store operating expenses	14,172	14,495	(323)	-2.2%
Non-Same Store
Property operating expenses (4)	823	1,588	(765)	-48.2%
Real estate taxes and insurance	593	672	(79)	-11.8%
Property management fees (2)	114	151	(37)	-24.5%
Property general and administrative expenses (5)	115	215	(100)	-46.5%

Non-Same Store operating expenses	1,645	2,626	(981)	-37.4%

Total operating expenses	15,817	17,121	(1,304)	-7.6%

NOI
Same Store	17,450	15,718	1,732	11.0%
Non-Same Store	2,388	2,395	(7)	-0.3%

Total NOI (6)	$19,838	$18,113	$1,725	9.5%

(1)	For the three months ended June 30, 2018 and 2017, excludes approximately $(686,000) and $17,000, respectively, of casualty-related expenses/(recoveries).
(2)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of NexPoint Residential Trust Operating Partnership, L.P. (the “OP”).
(3)

For the three months ended June 30, 2018 and 2017, excludes approximately $365,000 and $209,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

(4)	For the three months ended June 30, 2018 and 2017, excludes approximately $(4,000) and $7,000, respectively, of casualty-related expenses/(recoveries).
(5)

For the three months ended June 30, 2018 and 2017, excludes approximately $41,000 and $37,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

(6)	For additional information regarding NOI, see the “Definitions and Reconciliations” section of this release.

YTD Same Store Results of Operations for the Six Months Ended June 30, 2018 and 2017

There are 29 properties encompassing 10,123 units of apartment space in our Same Store pool for the six months ended June 30, 2018 (our “YTD Same Store” properties). As of June 30, 2018, our YTD Same Store properties were approximately 94.2% leased with a weighted average monthly effective rent per occupied apartment unit of $944, a year over year increase of 157 bps and $34, respectively.

The following table reflects the revenues, property operating expenses and NOI for the six months ended June 30, 2018 and 2017 for our YTD Same Store and Non-Same Store properties (dollars in thousands):

	For the Six Months Ended June 30,
	2018	2017	$ Change	% Change
Revenues
Same Store
Rental income	$52,958	$50,738	$2,220	4.4%
Other income	8,048	7,882	166	2.1%

Same Store revenues	61,006	58,620	2,386	4.1%
Non-Same Store
Rental income	8,684	11,678	(2,994)	-25.6%
Other income	1,022	1,927	(905)	-47.0%

Non-Same Store revenues	9,706	13,605	(3,899)	-28.7%

Total revenues	70,712	72,225	(1,513)	-2.1%

Operating expenses
Same Store
Property operating expenses (1)	15,649	15,432	217	1.4%
Real estate taxes and insurance	7,893	8,332	(439)	-5.3%
Property management fees (2)	1,839	1,758	81	4.6%
Property general and administrative expenses (3)	2,123	2,134	(11)	-0.5%

Same Store operating expenses	27,504	27,656	(152)	-0.5%
Non-Same Store
Property operating expenses (4)	2,125	4,075	(1,950)	-47.9%
Real estate taxes and insurance	1,551	1,726	(175)	-10.1%
Property management fees (2)	281	412	(131)	-31.8%
Property general and administrative expenses (5)	286	551	(265)	-48.1%

Non-Same Store operating expenses	4,243	6,764	(2,521)	-37.3%

Total operating expenses	31,747	34,420	(2,673)	-7.8%

NOI
Same Store	33,502	30,964	2,538	8.2%
Non-Same Store	5,463	6,841	(1,378)	-20.1%

Total NOI (6)	$38,965	$37,805	$1,160	3.1%

(1)	For the six months ended June 30, 2018 and 2017, excludes approximately $(663,000) and $17,000, respectively, of casualty-related expenses/(recoveries).
(2)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the OP.
(3)

For the six months ended June 30, 2018 and 2017, excludes approximately $692,000 and $365,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

(4)	For the six months ended June 30, 2018 and 2017, excludes approximately $(3,000) and $12,000, respectively, of casualty-related expenses/(recoveries).
(5)

For the six months ended June 30, 2018 and 2017, excludes approximately $94,000 and $112,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

(6)	For additional information regarding NOI, see the “Definitions and Reconciliations” section of this release.

Value-Add Programs

For the properties in our Portfolio as of June 30, 2018, we completed full and partial renovations on 379 units in the second quarter of 2018 at an average cost of $4,547 per renovated unit. Since inception, for the properties in our Portfolio, we have completed full and partial renovations on 4,906 units at an average cost of $5,015 per renovated unit that has been leased as of June 30, 2018. We have achieved average rent growth of 10.8%, or a $92 average monthly rental increase per unit, on all units renovated and leased as of June 30, 2018, resulting in a 21.4% ROI.

The following table sets forth a summary of our capital expenditures related to our value-add program for the three and six months ended June 30, 2018 and 2017 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Rehab Expenditures	2018	2017	2018	2017
Interior (1)	$2,040	$2,318	$3,556	$4,764
Exterior and common area	2,543	2,497	4,992	3,901

Total rehab expenditures	$4,583	$4,815	$8,548	$8,665

(1)

Includes total capital expenditures during the period on completed and in-progress interior rehabs. For the three months ended June 30, 2018 and 2017, we completed full and partial interior rehabs on 379 and 401 units, respectively. For the six months ended June 30, 2018 and 2017, we completed full and partial interior rehabs on 677 and 831 units, respectively.

Third Quarter 2018 Dividend

On July 30, 2018, NXRT’s board of directors declared a quarterly dividend of $0.25 per share of common stock. The dividend will be paid on September 28, 2018 to stockholders of record on September 14, 2018.

Share Repurchase Program

As noted above, during the second quarter, NXRT repurchased 178,988 shares of its common stock at a total cost of approximately $4,615,000, or $25.78 per share. As of June 30, 2018, NXRT had repurchased a total of 737,458 shares of its common stock at a total cost of approximately $16,694,000, or $22.64 per share. As of June 30, 2018, NXRT had 20,747,367 shares of its common stock issued and outstanding.

2018 Full Year Guidance Summary

NXRT has revised full year 2018 guidance ranges1 for Earnings per diluted share, Same Store Total Expenses, and Same Store NOI2; raised the low-end and tightened its 2018 guidance for Core FFO per diluted share2 and reaffirmed 2018 guidance ranges for Same Store Rental Income and Same Store Total Revenue as follows:

	Low-End	Mid-Point	High-End	Prior Mid-Point
Earnings /sh (3) (5)	$0.04	$0.09	$0.14	$0.02
Core FFO/sh (4) (5)	$1.62	$1.66	$1.70	$1.65
Same Store Growth: (6)
Rental Income	4.8%	5.3%	5.8%
Total Revenue	5.0%	5.5%	6.0%
Total Expenses (7)	2.0%	2.5%	3.0%	4.0%
NOI (3) (8)	6.0%	7.0%	8.0%	6.5%

(1)	Full Year 2018 guidance forecast includes Same Store growth projections presented above, taking into effect the Timberglen sale, and no further acquisition or disposition activity for the remainder of the year. For more information and a reconciliation of 2018 Full Year Non-GAAP Guidance to 2018 Full Year net income guidance, see the “Definitions and Reconciliations” section of this release.
(2)	Same Store NOI and Core FFO are non-GAAP measures. For reconciliations of Same Store NOI and Core FFO to net income, and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.
(3)	2018 Full Year Guidance for Same Store NOI and Earnings per diluted share increased as a result of better than expected operating performance.
(4)	NXRT increased the low-end and tightened Full Year 2018 Core FFO Guidance due to the same factors listed in footnote 3 above.
(5)	Weighted average diluted share count estimate for FY 2018 is approximately 21.3 million.
(6)	Year-over-year growth for 2018 pro forma Same Store pool (29 properties).
(7)	2018 Full Year Guidance for Same Store Total Expenses growth revised lower due to tax settlements, utility reductions and other favorable expense controls.
(8)	NOI is a non-GAAP measure. For reconciliations of NOI to net income and a discussion of why we consider this non-GAAP measure useful, see the “Definitions and Reconciliations” section of this release.

Additional information on second quarter 2018 results and 2018 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Supplemental Information

Supplemental information to this press release can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Second Quarter Earnings Conference Call

NXRT will host a call on Tuesday, July 31, 2018 at 11:00 a.m. ET to discuss its second quarter financial results. The conference call can be accessed live over the phone by dialing (334) 323-0522 or, for international callers, (877) 260-1479, and using passcode Conference ID: 7830851. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”). An online replay will be available shortly after the call on the Company’s website and continue to be available for 60 days.

A replay of the conference call will also be available through Tuesday, August 7, 2018, by dialing (888) 203-1112 or, for international callers, (719) 457-0820 and entering passcode 7830851.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “estimate,” “may,” “should,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding NXRT’s guidance for financial results for the full year 2018 or expected dispositions or acquisitions. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements.

Select Financial Information

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Operating Real Estate Investments
Land	$189,615	$189,615
Buildings and improvements	811,696	806,981
Intangible lease assets	—	1,340
Construction in progress	5,113	3,786
Furniture, fixtures, and equipment	51,644	44,725

Total Gross Operating Real Estate Investments	1,058,068	1,046,447
Accumulated depreciation and amortization	(109,189)	(88,252)

Total Net Operating Real Estate Investments	948,879	958,195
Real estate held for sale, net of accumulated depreciation of $897 and $3,397, respectively	17,295	32,961

Total Net Real Estate Investments	966,174	991,156
Cash and cash equivalents	18,312	16,036
Restricted cash	20,907	27,212
Accounts receivable	3,819	2,932
Prepaid and other assets	3,516	1,559
Fair market value of interest rate swaps	26,827	16,480

TOTAL ASSETS	$1,039,555	$1,055,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages payable, net	$729,897	$724,057
Mortgages payable held for sale, net	13,418	30,348
Credit facility, net	34,995	29,843
Bridge facility, net	—	8,576
Accounts payable and other accrued liabilities	4,905	6,226
Accrued real estate taxes payable	8,382	9,684
Accrued interest payable	2,273	2,074
Security deposit liability	1,607	1,518
Prepaid rents	2,051	1,470

Total Liabilities	797,528	813,796
Redeemable noncontrolling interests in the Operating Partnership	2,083	2,135
Stockholders’ Equity:
Preferred stock, $0.01 par value: 100,000,000 shares authorized; 0 shares issued	—	—
Common stock, $0.01 par value: 500,000,000 shares authorized; 20,747,367 and 21,049,565 shares issued and outstanding, respectively	207	210
Additional paid-in capital	198,567	206,227
Accumulated earnings less dividends	15,570	17,885
Accumulated other comprehensive income	25,600	15,122

Total Stockholders’ Equity	239,944	239,444

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,039,555	$1,055,375

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Rental income	$31,069	$30,508	$61,642	$62,416
Other income	4,586	4,726	9,070	9,809

Total revenues	35,655	35,234	70,712	72,225

Expenses
Property operating expenses	8,231	9,665	17,108	19,536
Real estate taxes and insurance	4,588	5,093	9,444	10,058
Property management fees (1)	1,066	1,057	2,120	2,170
Advisory and administrative fees (2)	1,863	1,849	3,701	3,674
Corporate general and administrative expenses	1,986	1,886	3,799	3,219
Property general and administrative expenses	1,648	1,576	3,195	3,162
Depreciation and amortization	11,038	12,208	22,410	24,651

Total expenses	30,420	33,334	61,777	66,470

Operating income	5,235	1,900	8,935	5,755
Interest expense	(6,823)	(7,063)	(13,620)	(14,222)
Loss on extinguishment of debt and modification costs	(78)	(4,803)	(629)	(4,803)
Gain on sales of real estate	—	19,896	13,742	19,896

Net income (loss)	(1,666)	9,930	8,428	6,626
Net income attributable to noncontrolling interests	—	2,524	—	2,836
Net income (loss) attributable to redeemable noncontrolling interests in the Operating Partnership	(5)	—	25	—

Net income (loss) attributable to common stockholders	$(1,661)	$7,406	$8,403	$3,790

Other comprehensive income (loss)
Unrealized gains (losses) on interest rate derivatives	2,749	(2,095)	10,510	(1,049)

Total comprehensive income	1,083	7,835	18,938	5,577
Comprehensive income attributable to noncontrolling interests	—	2,936	—	2,720
Comprehensive income attributable to redeemable noncontrolling interests in the Operating Partnership	4	—	57	—

Comprehensive income attributable to common stockholders	$1,079	$4,899	$18,881	$2,857

Weighted average common shares outstanding—basic	20,780	21,044	20,883	21,044

Weighted average common shares outstanding—diluted	21,295	21,473	21,362	21,383

Earnings (loss) per share—basic	$(0.08)	$0.35	$0.40	$0.18

Earnings (loss) per share—diluted	$(0.08)	$0.34	$0.39	$0.18

Dividends declared per common share	$0.25	$0.22	$0.50	$0.44

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the OP.
(2)	Fees incurred to the Company’s adviser.

Definitions and Reconciliations

This press release includes analysis of funds from operations (“FFO”), core funds from operations (“Core FFO”), adjusted funds from operations (“AFFO”), and net operating income (“NOI”), all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of FFO, Core FFO, AFFO, and NOI, see our most recent Annual Report on Form 10-K and our other filings with the SEC.

This press release also includes an analysis of our Q2 and YTD Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting periods. Same Store analysis for Q2 includes 30 properties totaling 10,383 units, or approximately 91% of our Portfolio; while YTD includes 29 properties totaling 10,123 units, or approximately 88% of our Portfolio.

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) advisory and administrative fees, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, (7) casualty-related expenses/(recoveries), and (8) property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on behalf of NXRT at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI and our Q2 and YTD Same Store NOI for the three and six months ended June 30, 2018 and 2017 to net income (loss), the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$(1,666)	$9,930	$8,428	$6,626
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	1,863	1,849	3,701	3,674
Corporate general and administrative expenses	1,986	1,886	3,799	3,219
Casualty-related expenses/(recoveries) (1)	(690)	24	(666)	29
Property general and administrative expenses (2)	406	246	786	477
Depreciation and amortization	11,038	12,208	22,410	24,651
Interest expense	6,823	7,063	13,620	14,222
Loss on extinguishment of debt and modification costs	78	4,803	629	4,803
Gain on sales of real estate	—	(19,896)	(13,742)	(19,896)

NOI	$19,838	$18,113	$38,965	$37,805

Less Non-Same Store
Revenues (3)	(4,033)	(5,021)	(9,706)	(13,605)
Operating expenses (3)	1,645	2,626	4,243	6,764

Same Store NOI (3)	$17,450	$15,718	$33,502	$30,964

(1)	Adjustment to net income (loss) to exclude certain property operating expenses that are casualty-related expenses/(recoveries).
(2)

Adjustment to net income (loss) to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

(3)	Amounts for the three months ended June 30, 2018 and 2017 are derived from the operations of our Q2 Same Store and Non-Same Store properties; amounts for the six months ended June 30, 2018 and 2017 are derived from the operations of our YTD Same Store and Non-Same Store properties.

FFO, Core FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), Core FFO, and AFFO are important non-GAAP supplemental measures of operating performance for a REIT.

Since the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common stockholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income (loss) before adjusting for amounts attributable to (1) noncontrolling interests in consolidated joint ventures and (2) redeemable noncontrolling interests in the OP; we show the combined amounts attributable to such noncontrolling interests as an adjustment to arrive at FFO attributable to common stockholders.

Core FFO makes certain adjustments to FFO, which are either not likely to occur on a regular basis or are otherwise not representative of the continuing operating performance of our portfolio. Core FFO adjusts FFO to remove items such as acquisition expenses, losses on extinguishment of debt and modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt related to the early retirement of debt and costs incurred in connection with a debt modification that are expensed), casualty-related expenses and recoveries, the amortization of deferred financing costs incurred in connection with obtaining short-term debt financing, the ineffective portion of fair value adjustments on our interest rate derivatives designated as cash flow hedges, and the noncontrolling interests (as described above) related to these items. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

AFFO makes certain adjustments to Core FFO in order to arrive at a more refined measure of the operating performance of our portfolio. There is no industry standard definition of AFFO and practice is divergent across the industry. AFFO adjusts Core FFO to remove items such as equity-based compensation expense and the amortization of deferred financing costs incurred in connection with obtaining long-term debt financing, and the noncontrolling interests (as described above) related to these items. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

The effect of the conversion of OP Units held by noncontrolling limited partners is not reflected in the computation of basic and diluted FFO, Core FFO and AFFO per share, as they are exchangeable for common stock on a one-for-one basis. The FFO, Core FFO and AFFO allocable to such units is allocated on this same basis and reflected in the adjustments for noncontrolling interests in the table below. As such, the assumed conversion of these units would have no net impact on the determination of diluted FFO, Core FFO and AFFO per share.

We believe that the use of FFO, Core FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. While FFO, Core FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income (loss) as defined by GAAP and should not be considered as an alternative or substitute to those measures in evaluating our liquidity or operating performance. FFO, Core FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO, Core FFO and AFFO may not be comparable to FFO, Core FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define Core FFO or AFFO differently than we do.

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income (loss), the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2018 and 2017 (in thousands, except per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$(1,666)	$9,930	$8,428	$6,626
Depreciation and amortization	11,038	12,208	22,410	24,651
Gain on sales of real estate	—	(19,896)	(13,742)	(19,896)
Adjustment for noncontrolling interests	(28)	(526)	(51)	(1,649)

FFO attributable to common stockholders	9,344	1,716	17,045	9,732

FFO per share—basic	$0.45	$0.08	$0.82	$0.46

FFO per share—diluted	$0.44	$0.08	$0.80	$0.46

Loss on extinguishment of debt and modification costs	78	4,803	629	4,803
Casualty-related expenses/(recoveries)	(690)	24	(666)	29
Change in fair value on derivative instruments—ineffective portion	—	(85)	—	(65)
Amortization of deferred financing costs—acquisition term notes	—	32	21	126
Adjustment for noncontrolling interests	2	(425)	—	(427)

Core FFO attributable to common stockholders	8,734	6,065	17,029	14,198

Core FFO per share—basic	$0.42	$0.29	$0.82	$0.67

Core FFO per share—diluted	$0.41	$0.28	$0.80	$0.66

Amortization of deferred financing costs—long term debt	352	412	720	850
Equity-based compensation expense	1,094	984	2,009	1,592
Adjustment for noncontrolling interests	(4)	(36)	(8)	(69)

AFFO attributable to common stockholders	10,176	7,425	19,750	16,571

AFFO per share—basic	$0.49	$0.35	$0.95	$0.79

AFFO per share—diluted	$0.48	$0.35	$0.92	$0.77

Weighted average common shares outstanding—basic	20,780	21,044	20,883	21,044

Weighted average common shares outstanding—diluted	21,295	21,473	21,362	21,383

Dividends declared per common share	$0.25	$0.22	$0.50	$0.44
FFO Coverage—diluted	1.76x	0.36x	1.60x	1.03x
Core FFO Coverage—diluted	1.64x	1.28x	1.59x	1.51x
AFFO Coverage—diluted	1.91x	1.57x	1.85x	1.76x

The three months ended June 30, 2018 as compared to the three months ended June 30, 2017

FFO was $9.3 million for the three months ended June 30, 2018 compared to $1.7 million for the three months ended June 30, 2017, which was an increase of approximately $7.6 million. The change in our FFO between periods primarily relates to decreases in total property operating expenses of approximately $1.9 million and loss on extinguishment of debt and modification costs of approximately $4.7 million, an increase in total revenues of approximately $0.4 million and adjustments for amounts attributable to noncontrolling interests.

Core FFO was $8.7 million for the three months ended June 30, 2018 compared to $6.1 million for the three months ended June 30, 2017, which was an increase of approximately $2.6 million. The change in our Core FFO between periods primarily relates to an increase in FFO, partially offset by a $4.7 million decrease in loss on extinguishment of debt and modification costs, a $0.7 million increase in casualty-related recoveries and adjustments for amounts attributable to noncontrolling interests.

AFFO was $10.2 million for the three months ended June 30, 2018 compared to $7.4 million for the three months ended June 30, 2017, which was an increase of approximately $2.8 million. The change in our AFFO between periods primarily relates to increases in Core FFO and equity-based compensation expense of $0.1 million.

The six months ended June 30, 2018 as compared to the six months ended June 30, 2017

FFO was $17.0 million for the six months ended June 30, 2018 compared to $9.7 million for the six months ended June 30, 2017, which was an increase of approximately $7.3 million. The change in our FFO between periods primarily relates to decreases in total property operating expenses of approximately $3.1 million and loss on extinguishment of debt and modification costs of approximately $4.2 million, and was partially offset by a decrease in total revenues of approximately $1.5 million and adjustments for amounts attributable to noncontrolling interests.

Core FFO was $17.0 million for the six months ended June 30, 2018 compared to $14.2 million for the six months ended June 30, 2017, which was an increase of approximately $2.8 million. The change in our Core FFO between periods primarily relates to an increase in FFO, partially offset by a $4.2 million decrease in loss on extinguishment of debt and modification costs, a $0.7 million increase in casualty-related recoveries and adjustments for amounts attributable to noncontrolling interests.

AFFO was $19.8 million for the six months ended June 30, 2018 compared to $16.6 million for the six months ended June 30, 2017, which was an increase of approximately $3.2 million. The change in our AFFO between periods primarily relates to increases in Core FFO and equity-based compensation expense of $0.4 million.

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year.

For our Q2 Same Store properties, there are 30 properties meeting this definition: Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704 Apartments, Madera Point, The Pointe at the Foothills, Venue at 8651, Parc500, The Colonnade, Old Farm, Stone Creek at Old Farm and Hollister Place.

For our YTD Same Store properties, there are 29 properties meeting this definition: Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne

Lake, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704 Apartments, Madera Point, The Pointe at the Foothills, Venue at 8651, Parc500, The Colonnade, Old Farm and Stone Creek at Old Farm.

Reconciliation of FY 2018 Guidance for NOI, FFO, Core FFO and AFFO

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI guidance to our net income (the most directly comparable GAAP financial measure) guidance for the year ended December 31, 2018 (in thousands):

For the Full Year Ended December 31, 2018
Mid-point
Net income	$2,000
Adjustments to reconcile net income to NOI:
Advisory and administrative fees	7,465
Corporate general and administrative expenses	7,550
Casualty-related recoveries (1)	(666)
Property general and administrative expenses (2)	1,314
Depreciation and amortization	47,150
Interest expense	27,400
Loss on extinguishment of debt and modification costs	629
Gain on sale of real estate	(13,742)

NOI	$79,100

(1)	Adjustment to net income to exclude certain property operating expenses that are casualty-related recoveries.
(2)

Adjustment to net income to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

The following table reconciles our FFO, Core FFO and AFFO guidance to our net income (the most directly comparable GAAP financial measure) guidance for the year ended December 31, 2018 (in thousands, except per share data):

For the Full Year Ended December 31, 2018
Mid-point
Net income	$2,000
Depreciation and amortization	47,150
Gain on sale of real estate	(13,742)
Adjustment for noncontrolling interests	(106)

FFO attributable to common stockholders	$35,302

FFO per share—diluted (1)	$1.66

Loss on extinguishment of debt and modification costs	$629
Casualty-related recoveries	(666)
Amortization of deferred financing costs—acquisition term notes	21

Core FFO attributable to common stockholders	$35,286

Core FFO per share—diluted (1)	$1.66

Amortization of deferred financing costs—long term debt	$1,385
Equity-based compensation expense	4,198
Adjustment for noncontrolling interests	(17)

AFFO attributable to common stockholders	$40,852

AFFO per share—diluted (1)	$1.92

Weighted average common shares outstanding—diluted	21,300

(1)	For purposes of calculating per share data, NXRT assumes a weighted average diluted share count of 21.3 million for the full year 2018.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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